UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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1st Constitution Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 22, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of 1st Constitution Bancorp will be held on Thursday, May 22, 2008 at 3:00 p.m. Eastern Time at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	The election of one director to the Company’s Board of Directors;

2.	The ratification of the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

3.	The conduct of other business if properly raised.

Shareholders of record at the close of business on April 11, 2008 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company.  You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later proxy or by delivering a written notice of revocation to the Company.

The Board of Directors of the Company believes that the election of the nominee and the proposal being submitted to the shareholders are in the best interest of the Company and its shareholders and urges you to vote in favor of the nominee and the proposal.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer
Cranbury, New Jersey
April 29, 2008

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.  The prompt return of proxies will save the Company the expense of further requests for proxies to insure a quorum at the Annual Meeting. A stamped self-addressed envelope is enclosed for your convenience.

1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 22, 2008

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the 2008 annual meeting of shareholders (the “Annual Meeting”) of 1st Constitution Bancorp (the “Company”), to be held on May 22, 2008, at 3:00 p.m. Eastern Time, at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey and at any adjournment of the Annual Meeting.

The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about May 1, 2008.

1st Constitution Bank is a subsidiary of the Company and is sometimes referred to as the “Bank.”

Outstanding Securities and Voting Rights and Procedures

The Board of Directors fixed the close of business of the Company (5:00 p.m. Eastern Time) on April 11, 2008 as the record date and time for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.  Only shareholders of record as of that date and hour will be entitled to notice of, and to vote at, the Annual Meeting.

On the record date, there were 3,989,428 shares of common stock of the Company outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the Annual Meeting.  Other than Company common stock, there are no other outstanding securities of the Company entitled to vote at the Annual Meeting.

If the enclosed proxy card is properly signed by a shareholder and is not revoked, the shares represented thereby will be voted at the Annual Meeting in the manner specified on the proxy. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends, that is, (a) “FOR” the election of one nominee for director named in this proxy statement; (b) “FOR” the ratification of the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and (c) in connection with the conduct of other business, if properly raised, in accordance with the judgment of the person or persons voting the proxy. If, for any reason, the nominee for director is unable or unavailable to serve or for good cause will not serve, an event that we do not anticipate, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.

If any other matters are properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless the shareholder otherwise specifies in the proxy.    At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect a director, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.  Thus, an abstention or a broker non-vote will have no effect on the outcome of the vote on the election of a director or the ratification of the appointment of the Company’s independent registered public accounting firm at the Annual Meeting.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

Revocability of Proxies

Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the Annual Meeting. If you submit a proxy and then wish to change your vote or vote in person at the Annual Meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or it must be delivered to the Corporate Secretary at the Annual Meeting before proxies are voted.

Multiple Copies of Annual Report and Proxy Statement

When more than one holder of Company common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of Company common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered.  You may make such a request in writing to Joseph M. Reardon, Senior Vice President and Treasurer, 1st Constitution Bancorp, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or by calling Mr. Reardon at (609) 655-4500.

You may also contact Mr. Reardon at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

Solicitation of Proxies

This proxy solicitation is being made by the Board. The cost of the solicitation will be borne by the Company.  In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile, email, or other electronic means by officers, directors and employees of the Company.  We will not specially compensate those persons for such solicitation activities.  We may retain a proxy-soliciting firm to assist us in soliciting proxies.  If so, we would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such persons for their reasonable expenses incurred in forwarding the materials.

Smaller Reporting Company

The Company has elected to prepare this proxy statement and other annual and periodic reports as a “smaller reporting company” consistent with rules of the Securities and Exchange Commission (the “SEC”) effective February 4, 2008.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three separate classes of directors, designated as Class I, Class II, and Class III.  Directors in Class I are serving a three-year term which expires in 2009; directors in Class II are serving a three-year term which expires in 2010; and the director in Class III is serving a three-year term which expires in 2008, and in each case until their successors are duly elected and qualified.  At each Annual Meeting of shareholders, one class of directors will be elected for terms of three years to succeed those directors in the class whose terms then expire.

The Company’s certificate of incorporation requires each class of directors to consist as nearly as possible of one-third of the authorized number of directors.  In the event that a nominee stands for election as a director at an annual meeting as a result of an increase by the Board of Directors of the authorized number of directors and such nominee is to serve in a class of directors whose term is not expiring at such annual meeting, the nominee, if elected, may stand for an initial term expiring concurrent with the expiration of the term of the directors in the class to which such nominee is elected as a director.

The director nominee for election at the Annual Meeting is the nominee for election as a Class III director, Robert F. Mangano, who, if elected, will serve a three-year term expiring in 2011 and until his successor is duly elected and qualified.

The number of nominees was determined by the Board of Directors pursuant to the Company’s by-laws.  If, for any reason, the nominee for director is unable or unavailable to serve or for good cause will not serve, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.  The Board believes that the named nominee is available, and, if elected, will be able to serve.  The Board of Directors recommends that shareholders vote for such nominee for director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth (i) the name, age and class of the nominee for election to director, the names, ages and classes of the directors whose terms extend beyond 2008 and the name and age of the executive officer of the Company who does not also serve as director of the Company, (ii) the other positions and offices presently held by such persons with the Company, if any, (iii) the period during which such persons have served on the Board of Directors of the Company, if applicable, (iv) the expiration of each director’s term as director and (v) the principal occupations and employment of such persons during the past five years.

NOMINEE FOR ELECTION AT 2008 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	Expiration of Term	Principal Occupation

Robert F. Mangano, Director, President and Chief Executive Officer	62	III	1999	2008	President and Chief Executive Officer, 1st Constitution Bank/Cranbury, New Jersey

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 2008 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	Expiration of Term	Principal Occupation

Charles S. Crow, III, Chairman of the Board	58	I	1999	2009	Attorney, Crow & Associates, Princeton, New Jersey

David C. Reed, Director	57	I	2004	2009	CEO, Mapleton Nurseries/ Kingston, New Jersey and Managing Director, Reed & Company/Princeton, New Jersey

William M. Rue, Director and Corporate Secretary	60	II	1999	2010	President, Rue Insurance/Trenton, New Jersey and President, Rue Financial Services, Inc./Trenton, New Jersey

Frank E. Walsh, III, Director	41	II	1999	2010	Vice President, Jupiter Capital Management/Morristown, New Jersey

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Name and Position with the Company	Age	Principal Occupation

Joseph M. Reardon, Senior Vice President and Treasurer	55	Senior Vice President and Treasurer 1st Constitution Bank/Cranbury, New Jersey

Directors

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Robert F. Mangano is the President and Chief Executive Officer of the Company and of the Bank. Prior to joining the Bank in 1996, Mr. Mangano was President and Chief Executive Officer of Urban National Bank, a community bank in the northern part of New Jersey for a period of three years and a Senior Vice President of another bank for one year. Prior to such time, Mr. Mangano held a senior position with Midlantic Corporation for 21 years. Mr. Mangano is a director of the Englewood Hospital Medical Center and serves as Vice Chairman of the Board of the Hospital.

Charles S. Crow, III has served as the Chairman of the Board of the Company and of the Bank since March 2005.  Mr. Crow is a partner in the law firm of Crow & Associates in Princeton, New Jersey. From January 1, 1992 to November 30, 1998, Mr. Crow was a partner in the law firm of Crow & Tartanella in Somerset, New Jersey.   Mr. Crow serves as a director of each of Robeco-Sage Triton Fund, L.L.C. and Robeco-Sage Multi-Strategy Fund, L.L.C., each of which is a closed-end, non-diversified, management investment company that is registered under the Investment Company Act of 1940, as amended.

David C. Reed is a Certified Public Accountant with senior executive experience. Mr. Reed has been the Chief Executive Officer, principal owner, and co-founder of Mapleton Nurseries, a wholesale nursery specializing in container-grown native and ornamental trees and shrubs in Kingston, New Jersey since 1998, and has served as Managing Director of Reed & Company, a privately held wealth management and consulting firm in Princeton, New Jersey since 1995. Mr. Reed has extensive experience with policy development and implementation, establishment and management of international operations, financial and tax planning, risk management, and systems analysis and development.  Mr. Reed serves as director and chair of the audit committee of Robeco-Sage Triton Fund, L.L.C. and Robeco-Sage Multi-Strategy Fund, L.L.C., each of which is a closed-end, non-diversified, management investment company that is registered under the Investment Company Act of 1940, as amended.

William M. Rue is President of Rue Insurance, an insurance agency, and Rue Financial Services, Inc., a financial services provider, each of which has its principal office in Trenton, New Jersey.  Mr. Rue is also a director of Selective Insurance Group, Inc. Mr. Rue has been a Chartered Property Casualty Underwriter since 1972 and an Associate in Risk Management since 1994. Mr. Rue also serves as a trustee of Rider University and a director of the Robert Wood Johnson University Hospital at Hamilton.

Frank E. Walsh, III has been a Vice President of Jupiter Capital Management based in Morristown, New Jersey, since 1991. Jupiter and its affiliated entities make investments across numerous asset classes for their clients. Prior to joining Jupiter, Mr. Walsh was an analyst for Kidder Peabody, Inc., in New York City. Mr. Walsh serves as a director for several other charitable and for-profit boards.

No director of the Company other than Messrs. Crow, Reed and Rue is also a director of any company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940.

All of the above directors of the Company also serve as directors of the Bank.

Executive Officer

Set forth below is the name of, and certain biographical information regarding, an executive officer of the Company who does not serve as a director of the Company.

Joseph M. Reardon is the Senior Vice President and Treasurer of the Company and the Bank. Prior to joining the Bank in May 2000, Mr. Reardon held financial executive positions with a number of firms including, most recently, 13 years with B.M.J. Financial Corp., a bank holding company, until April 1997.  Mr. Reardon briefly retired from April 1997 to April 1998. Mr. Reardon came out of retirement to serve as chief financial officer of the New Jersey State Aquarium at Camden, a position held by Mr. Reardon until April 2000.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEE.

A director will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy.

ITEM 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On April 17, 2008, the Audit Committee of the Board of Directors determined to dismiss Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm and engaged Beard Miller Company LLP (“Beard Miller”) as the Company’s independent registered public accounting firm that will make an examination of the accounts of the Company for the 2008 fiscal year.  Grant Thornton was advised of such determination on April 21, 2008.

Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006.  The audit reports of Grant Thornton on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006 and through April 21, 2008, there were (1) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that if not resolved to the satisfaction of Grant Thornton, would have caused them to make reference to such disagreements in its report on the Company’s financial statements for such periods, and (2) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in 2007, the Audit Committee discussed with Grant Thornton the existence of a material weakness in the Company’s internal control over financial reporting, as more fully described in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on April 15, 2008.

The Company has invited Grant Thornton to attend the Annual Meeting. Grant Thornton has advised the Company that it does not expect to have representatives present at the Annual Meeting.

In addition to selecting Beard Miller as the Company’s independent registered public accounting firm for the Company’s 2008 fiscal year, the Audit Committee has directed that management submit the selection of independent registered public accounting firm for ratification by the Company’s shareholders at the Annual Meeting. One or more representatives of Beard Miller are expected to be present at the Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Beard Miller as the Company’s independent registered public accounting firm is not required by the Company’s by-laws or otherwise. However, the Board is submitting the selection of Beard Miller to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Unless otherwise indicated, the shares of common stock represented by the proxies being solicited will be voted FOR the ratification of the selection of Beard Miller as the Company’s independent registered public accounting firm for the Company’s 2008 fiscal year.

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective Audit Committees in order to provide professional services without impairing independence.

The fees billed by Grant Thornton relating to the 2007 and 2006 fiscal years were as follows:

Type of Service	2007	2006
Audit Fees (1)	$321,444	$128,729
Audit-Related Fees (2)	5,940	3,821
Tax Fees (3)	21,848	27,440
All Other Fees (4)	--	--
Total	$349,232	$159,990

(1)
Comprised of professional services rendered for the audit of the Company’s annual financial statements, including: (i) fees attributable to the restatement of the Company’s audited financial statements for the fiscal year ended December 31, 2006 and the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2007 and March 31, 2006, the three- and six-month periods ended June 30, 2007 and June 30, 2006, and the three- and nine-month periods ended September 30, 2007 and September 30, 2006, (ii) review of financial statements included in Forms 10-Q; and (iii) review and consent procedures associated with a Form S-8 filing and other SEC filings by the Company.

(2)	Comprised of fees associated with consulting on financial reporting issues.

(3)	Comprised of services for tax advice.

(4)
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s principal accountants must be approved in advance by the Audit Committee.  As provided in the Sarbanes-Oxley Act, all audit and non-audit services to be provided after May 6, 2003 must be pre-approved by the Audit Committee in accordance with these policies and procedures.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee.  The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting.  Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy.  At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval.  Since the May 6, 2003 effective date of the SEC rules applicable to services being provided by the independent accountants, each new engagement of the Company’s independent registered public accounting firm has been approved in advance by the Audit Committee.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BEARD MILLER COMPANY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2008 FISCAL YEAR.

The affirmative vote of the majority of votes cast is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices.  The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and the Nominating and Corporate Governance Committee.  This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies.  Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Composition and Committee Memberships

The Board is composed of Charles S. Crow, III (Chairman), Robert F. Mangano, David C. Reed, William M. Rue and Frank E. Walsh, III.  There are three standing committees of the Board of Directors: the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.  The table below provides current membership for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles S. Crow, III	X	X	X
David C. Reed	X*	X	X
William M. Rue	X	X	X*
Frank E. Walsh, III	X	X*	X

X = Committee member; * = Chairperson

Director Independence

The Board of Directors has determined that a majority of the directors and all current members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” within the meaning of the Nasdaq independence standards, that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that each member of the Compensation Committee is an “outside director” pursuant to the criteria established by the Internal Revenue Service (“IRS”) and is a  “non-employee director” pursuant to criteria established by the SEC.

The Board has affirmatively determined that each of Messrs. Crow, Reed, Rue and Walsh has no material relationship with the Company affecting his independence as a director and that each is “independent” within the meaning of the independence standards established by Nasdaq.  In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company and considered the deposit and other banking relationships with each director.  In making the independence determinations with respect to the directors, the Board also considered the following relationships: (i) with respect to Mr. Rue, the Board considered the fact that Rue Insurance, which is owned and controlled by Mr. Rue, acts as the Company’s insurance broker and that Mr. Rue owns 25% of a real estate partnership which owns property that is subject to a mortgage in favor of the Bank; and (ii) with respect to Mr. Crow, the board considered the fact that Mr. Crow has a home equity loan with the Bank.

Audit Committee

 The Audit Committee is comprised of Messrs. David C. Reed (Chairman), Charles S. Crow, III, William M. Rue and Frank E. Walsh, III.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent accountants and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The principal functions of the Audit Committee include:

•	assisting the Board in the oversight of the integrity of the Company’s financial statements and its financial reporting processes and systems of internal controls;

•	overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and

•
appointing and retaining, compensating and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member has accounting or related financial management expertise in accordance with the applicable Nasdaq rules. The Board has also determined that David C. Reed qualifies as an “audit committee financial expert” and he serves as the Company’s “audit committee financial expert.”  No member of the Audit Committee received any compensation from the Company during fiscal 2007 other than compensation for services as a director.

The Audit Committee Charter is not available to security holders on the Company’s website.  The Audit Committee charter was included as Appendix A to the proxy statement for the Company’s 2007 Annual Meeting, filed with the SEC on April 24, 2007.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is comprised of four independent directors appointed by the Board of Directors (each of whom is independent for purposes of audit committee membership under applicable Nasdaq and SEC rules).  The Audit Committee operates under the Audit Committee Charter, which was adopted in March 2004.  The Audit Committee Charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent accountants.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent accountants perform an annual independent audit of the financial statements and express an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent accountants’ qualifications and independence;

•	the performance of the Company’s internal audit function and independent accountants; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews with the Company’s independent accountants the results of its audit and of its interim quarterly reviews and the overall quality of the Company’s accounting policies.  The Company’s independent accountants assist management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets five times a year with the Company’s independent accountants without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Audit Committee also meets with Company management, without the Company’s independent accountants present, to discuss management’s evaluation of the performance of the independent accountants.

With respect to fiscal 2007, the Audit Committee:

•	met with management and Grant Thornton to review and discuss the Company’s audited financial statements and to discuss significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with Grant Thornton the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•	discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•
received and reviewed the written disclosures and letter from Grant Thornton required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Grant Thornton their independence from management and the Company;

•
implemented various changes and actions in response to the requirements of the Sarbanes-Oxley Act, SEC regulations, and Nasdaq corporate governance standards, as they impact the Audit Committee, the financial reporting process and internal controls procedures; and

•	reviewed and approved all audit and non-audit services provided by Grant Thornton during fiscal 2007.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Audit Committee

DAVID C. REED (Chair)
CHARLES S. CROW, III
WILLIAM M. RUE
FRANK E. WALSH, III

Compensation Committee

The Compensation Committee is comprised of Messrs. Frank E. Walsh, III (Chairman), Charles S. Crow, III,  David C. Reed and William M. Rue, each of whom has been determined by the Board to be “independent” within the meaning of the Nasdaq independence standards, and each of whom is an “outside director” pursuant to the criteria established by the IRS and a “non-employee director” pursuant to criteria established by the SEC.

The Compensation Committee reviews and approves the compensation arrangements for the Company’s executives and outside directors.  The Compensation Committee administers the Company’s equity incentive plans and makes awards pursuant to those plans.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company.

The Compensation Committee charter is not available to security holders on the Company’s website.  The Compensation Committee charter was included as Appendix B to the proxy statement for the Company’s 2007 Annual Meeting, filed with the SEC on April 24, 2007.

Role of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors.  Subject to the final review and approval by the Board, the Compensation Committee evaluates, determines and approves the compensation of the Company’s Chief Executive Officer, executive officer and outside directors.  The Compensation Committee administers the Company’s equity plans.  The Compensation Committee also has overall responsibility for monitoring, on an on-going basis, the executive compensation policies, plans and programs of the Company.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

Compensation Committee Process and Role of Management

The Compensation Committee generally holds two regularly scheduled in-person meetings a year and additional meetings as appropriate either in person or by telephone.  Generally, the Compensation Committee chair works with management in establishing the agenda for Compensation Committee meetings.  Management also prepares and submits information during the course of the year for the consideration of the Compensation Committee, such as management’s proposed recommendations to the Compensation Committee for performance measures and proposed financial targets, management’s proposed recommendations to the Compensation Committee for salary increases, management’s performance evaluations of executive officers, and other data and information, if requested by the Compensation Committee.

Although many of the compensation decisions are made during the Compensation Committee’s annual review process, the compensation planning process spans throughout the year.  Subject to the final review and approval by the Board, the Compensation Committee reviews and approves the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives at least once per year and determines the Chief Executive Officer’s compensation level based on this evaluation.  The Chief Executive Officer is not present during voting or deliberations with respect to his compensation.  On an annual basis, the Compensation Committee also reviews and approves base salary, annual incentive compensation and long-term equity-based compensation of the other executive officer of the Company.

Compensation Committee Advisors

The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities.  The compensation consultant retained by the Committee reports directly to the Compensation Committee.  The Compensation Committee did not engage a compensation consultant for 2007 but instead informally confirmed for 2007 the market benchmarking of our executive compensation program furnished by I.F.M. Group, Inc. in 2005.

Director Compensation Process

A discussion of the Company’s determination of director compensation is included in the “Director Compensation” section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. William M. Rue (Chairman), Frank E. Walsh, III, Charles S. Crow, III and David C. Reed.  The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.  The committee also reviews recommendations from shareholders regarding corporate governance and director candidates.  The procedure for submitting recommendations of director candidates is set forth below under the caption “Selection of Director Candidates.”

In accordance with the marketplace rules of the Nasdaq Global Market, the Nominating and Corporate Governance Committee is currently composed entirely of independent, non-management members of the Board of Directors.  In 2007, the Nominating and Corporate Governance Committee was also composed entirely of independent, non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee charter is not available to security holders on the Company’s website.  The Nominating and Corporate Governance Committee charter was included as Appendix C to the proxy statement for the Company’s 2007 Annual Meeting, filed with the SEC on April 24, 2007.

Selection of Director Candidates

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to the Nominating and Corporate Governance Committee, c/o President and Chief Executive Officer, 1st Constitution Bancorp, P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512 in writing, not less than 90 days prior to the first anniversary date of the preceding year’s annual meeting.  The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article I, Section 9 of the Company’s by-laws for shareholder nominations for director. The Nominating and Corporate Governance Committee may also request any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. Nothing above shall limit a shareholder’s right to propose a nominee for director at an annual meeting in accordance with the procedures set forth in the Company’s by-laws.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•
if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC or Nasdaq rules or an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under Nasdaq rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director of the Company.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In fiscal 2007, the Board of Directors held nine meetings (eight of which included a meeting of the Board of Directors of the Bank), the Audit Committee held four meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee did not hold any meetings.  Each director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member.

Our current director attendance policy provides that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and all committee meetings of which the director is a member and to attend the Annual Meeting.  All Board members attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines adopted in March of 2004 require non-management directors to meet in executive sessions at least two times per year.  At each executive session, the non-management directors will select a director to preside at the meeting.  Six executive sessions of non-management directors were held in 2007.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available on the Company’s website located at www.1stconstitution.com, under “About Us.”

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to the Company’s Chief Executive Officer and principal financial and accounting officer and to all other Company directors, officers and employees.  The Company filed its Code of Conduct as an exhibit to its 2003 Annual Report on Form 10-K filed with the SEC on March 25, 2004.  The Company will disclose any substantive amendments to, or waivers from, provisions of the Code of Conduct made with respect to the Chief Executive Officer or principal financial and accounting officer in a Current Report on Form 8-K filed with the SEC.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Company common stock as of April 11, 2008 by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group, and by any individual or group owning 5% or more of Company common stock.  The Company knows of no person or group that beneficially owns 5% or more of Company common stock.  Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (2)	Percent of Stock
Charles S. Crow, III	28,424 (3)	*
Robert F. Mangano	203,451 (4)	5.10%
William M. Rue	137,786 (5)	3.45%
Frank E. Walsh, III	181,122 (6)	4.54%
David C. Reed	9,307 (7)	*
Joseph M. Reardon	30,758 (8)	*
All Directors and Executives Officers of the Company as a Group (6 Persons)	617,253 (9)	15.34%
___________________
* Less than 1%

(1)	All correspondence to beneficial owners listed in this table is sent care of the Company to its principal executive office at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial interest” set forth in SEC regulations and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to some of the shares. A person is also deemed to beneficially own shares of Company common stock which such person does not own but has a right to acquire presently or within sixty days after April 11, 2008.  As of April 11, 2008, there were 3,989,428 shares of Company common stock outstanding.

(3)
Includes 5,003 shares owned directly by Mr. Crow, options to purchase 7,745 shares of Company common stock, all of which are currently exercisable, 12,367 shares of Company common stock held by Crow & Associates Profit Sharing Plan and 3,309 shares of Company common stock held by Crow Family Associates, LLC.

(4)
Includes 194,381 shares owned directly by Mr. Mangano, options to purchase 2,737 shares of Company common stock all of which are currently exercisable, and 6,333 shares of restricted stock issued to Mr. Mangano under the Company’s 2005 Equity Incentive Plan, which may be voted immediately upon grant, but does not include grants of 4,500 shares of restricted stock, which have not been issued, do not vote, and are subject to vesting based on continued service.

(5)
Includes 71,816 shares owned directly by Mr. Rue, 29,736 shares owned jointly with Mr. Rue’s wife, 26,013 shares held by Mr. Rue’s wife, 2,476 shares held by Charles E. Rue & Sons, Inc., and options to purchase 7,745 shares of Company common stock, all of which are currently exercisable.

(6)	Includes 11,330 shares owned directly by Mr. Walsh and 169,792 shares of Company common stock owned by Mulligan Holdings, L.P., over which Mr. Walsh may be deemed to have beneficial ownership.

(7)	Includes 6,359 shares owned jointly with Mr. Reed’s wife and options to purchase 2,948 shares that are currently exercisable.

(8)
Mr. Reardon owns 11,983 shares directly. The amount in the table also includes options to purchase 14,440 shares of Company common stock, all of which are currently exercisable and 4,335 shares of restricted stock issued to Mr. Reardon under the Company’s 2005 Equity Incentive Plan, which may be voted immediately upon grant, but does not include grants of 1,651 shares of restricted stock, which have not been issued, do not vote, and are subject to vesting based on continued service.

(9)
Includes options to purchase 35,615 shares of Company common stock, all of which are currently exercisable, and 10,668 shares of restricted stock which may be voted immediately upon grant, but does not include 6,151 unvested awards of restricted stock, which have not been issued, do not vote, and are subject to vesting based on continued service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2007, all filing requirements applicable to its officers, directors and 10% beneficial owners were met.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2007.

2007 NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Charles S. Crow, III	14,500	10,650	-	290	25,440

David C. Reed	8,500	1,775	-	269	10,544

William M. Rue	8,500	1,775	-	341	10,616

Frank E. Walsh, III	6,500	1,775	-	81	8,356
____________________

(1)
The amounts listed in this column reflect the dollar amount recognized for financial statement reporting purposes, calculated in accordance with FAS 123R.  A discussion of the assumptions used in calculating these values may be found in Note 1 to our audited financial statements in the Form 10-K for fiscal 2007.

In fiscal 2007, each non-employee director received an award of 100 shares of common stock with a grant date fair market value (computed in accordance with FAS 123R) of $17.75.

Mr. Crow received an additional grant of 500 shares of common stock with a grant date fair market value (computed in accordance with FAS 123R) of $17.75.

No stock awards were outstanding for our directors at the end of fiscal 2007.

(2)
At the end of fiscal 2007, the aggregate number of option awards outstanding for our directors were as follows: Mr. Crow, 7,745 options; Mr. Reed, 2,948 options; and Mr. Rue, 7,745 options.  Mr. Walsh did not have any options outstanding at the end of fiscal 2007.

(3)	The amounts listed in this column reflect the imputed income for our directors under the Directors’ Insurance Plan described in the narrative below.

Processes, Procedures and Rationale

The Compensation Committee periodically reviews the appropriateness and competitiveness of the compensation of non-employee directors.  Subject to approval by the Board of Directors, the Compensation Committee is responsible for establishing policies that govern non-employee director compensation and for implementing, administering and interpreting non-employee director compensation plans, programs and policies.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

As part of this process, the Compensation Committee regularly reviews the structure, composition and operation of the Board and its committees and annually asks for comments from all directors concerning the Board’s performance.  The Board also considers the significant amount of time spent by the directors in their duties for the Company.  The Board, in consultation with the Compensation Committee, then determines the form and amount of non-employee directors’ compensation.

Compensation Paid to Board Members

Non-employee directors receive a combination of cash and equity compensation.  Mr. Mangano, currently the only management director on the Board, does not receive any separate compensation for his services as a director.

Cash Compensation

During 2007, non-employee directors of the Company and non-employee directors of the Bank were compensated for services rendered in such capacities at the rate of $500 per Board meeting and $500 per Board committee meeting attended.  Directors serving on the Board of the Company who also serve on the Board of the Bank do not receive additional compensation for attending a Bank Board meeting that is held on a date upon which the director attends a Company Board meeting.

Non-employee directors of the Company are also eligible to participate in the Directors’ Insurance Plan and Messrs. Charles S. Crow, III, William M. Rue, Frank E. Walsh, III and David C. Reed currently participate in the plan.  See “Directors’ Insurance Plan” below.  No cost of this benefit is allocable to any individual director.

Stock Grants

The Company maintains the 1st Constitution Bancorp 2006 Directors Stock Plan, an equity plan for its non-employee directors (which is discussed on page 25 of this proxy statement) (the “2006 Directors Plan”).  In 2007, each non-employee director received a grant of 100 shares of common stock under the 2006 Directors Plan.  Mr. Crow received a grant of an additional 500 shares of common stock for his service as Chairman of the Board.  Unless the Board determines otherwise at the time of grant, all shares granted under the 2006 Directors Plan vest immediately upon grant.

Directors’ Insurance Plan

The Company adopted the 1st Constitution Bancorp Directors’ Insurance Plan (the “Directors’ Insurance Plan”), which was effective as of October 1, 2002 and amended as of February 19, 2004 and June 16, 2005. The Directors’ Insurance Plan covers all individuals who were members of the Board of Directors of the Company or of the Bank (who were not also employees of the Company or the Bank) on the effective date. Thereafter, members of the Board of Directors of the Company or of the Bank shall become participants in the Directors’ Insurance Plan after completion of ten years of service as a member of the applicable Board of Directors (provided that they are not then employed by the Company or the Bank) or at such earlier time as determined by the Board of Directors of the Company.

Under the Directors’ Insurance Plan, a covered individual is provided with term insurance coverage in the amount of one hundred thousand dollars. Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases.

The premiums for the Directors’ Insurance Plan and the Company’s Executive Life Insurance Program (which is discussed on page 23 of this proxy statement) were paid by the Company in October 2002 and supplemented in October 2005.  The Company has all ownership rights to the policies and all cash values thereunder.

The Directors’ Insurance Plan may be amended, suspended or terminated at any time, except that (i) any amendment, suspension or termination of the Directors’ Insurance Plan with respect to a particular director that is not applicable to all other participants does not require the approval of the particular director unless “Cause” (as defined in the Directors’ Insurance Plan) exists with respect to the director, and (ii) termination may not occur without the consent of an affected director following a “Change of Control” (as defined in the Directors’ Insurance Plan). The Directors’ Insurance Plan may be terminated or suspended (in whole or in part) nevertheless at any time if failure to terminate or suspend the Plan would subject the Company, its officers or its directors to sanctions by a regulatory agency.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our other two most highly-compensated executive officers, whom we refer to collectively in this proxy statement as our “named executive officers.”  The Company has elected to use the “smaller reporting company” rules recently issued by the SEC regarding the disclosure of executive compensation.  Under these rules, the Company provides executive compensation disclosure for our named executive officers, including a Summary Compensation Table for the fiscal years ending December 31, 2007 and 2006, an Outstanding Equity Awards at Year End Table and certain narrative disclosures.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)

Robert F. Mangano President and CEO	2007	$400,000	$150,000	$85,283	$7,865	$77,624 (4)	$720,772
	2006	365,000	135,000	84,162	2,982	73,350	660,494(3)

Joseph M. Reardon Senior Vice President and	2007	$142,500	$45,000	$31,302	$17,678	$8,452 (5)	$244,932
Treasurer	2006	132,500	35,000	27,590	17,158	7,968	220,216(3)
___________________

(1)	In fiscal 2007, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $20,500; Mr. Reardon - $9,921.

(2)
Amounts shown in these columns reflect the compensation cost recognized in fiscal 2007 for financial statement reporting purposes for restricted stock awards and option awards, as determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information concerning our accounting for restricted stock and options granted in 2007 is included in Note 1 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K.

(3)
These amounts are different than the amounts reported for fiscal 2006 in the proxy statement for our 2007 annual meeting of shareholders because they reflect compensation disclosure for “smaller reporting companies” consistent with rules of the SEC effective February 4, 2008.

(4)
For Mr. Mangano, the amounts reflected in this column include: (i) $6,304, which represents the value of the Company’s match of employee contributions under our 401(k) Plan; (ii) $3,071, which represents his imputed income for our executive life insurance program; (iii) $8,500, which represents the cost to the Company of providing additional long term disability coverage for Mr. Mangano; (iv) $10,823, which represents the annual cost to the Company of providing Mr. Mangano with a country club membership; and (v) $48,926, which represents the value of the Company provided car.

The Company calculates the aggregate incremental cost to the Company for the provision to Mr. Mangano of a Company car as the sum of the total cost of the car attributable to the fiscal year plus maintenance costs, insurance and gas paid by the Company. This amount has not been reduced to reflect the costs attributable to business use. Mr. Mangano is taxed on the imputed income attributable to personal use of the Company car and does not receive tax assistance from the Company with respect to these amounts.

(5)
For Mr. Reardon, the amounts reflected in this column include: (i) $4,252 which represents the value of the Company’s match of employee contributions under our 401(k) Plan; (ii) $600 which represents his imputed income for our executive life insurance program; and (iii) $3,600, which represents the value of a car reimbursement allowance.

Employment Agreement

On February 22, 2005, the Company, upon the authorization of the Compensation Committee of its Board of Directors, entered into a three-year employment agreement with Robert F. Mangano (the “Employment Agreement”), effective as of January 1, 2005, which replaced Mr. Mangano’s prior employment agreement with the Company, dated as of April 22, 1999.  Pursuant to the terms of the Employment Agreement, Mr. Mangano continues to serve as the President and Chief Executive Officer, and as a director, of each of the Company and the Bank, and

•	will receive an annual base salary for 2008 of at least $435,000, plus a cash bonus not to exceed 50% of his base salary;

•	will participate in the Company’s stock equity plans on at least an annual basis;

•
is entitled to participate in the employee benefit plans maintained by the Company and the Bank, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, the group disability program, and the Company’s 2005 Supplemental Executive Retirement Plan; and

•
is entitled to reimbursement for reasonable out-of-pocket business expenses, the use of an automobile, a country club membership and reimbursement for reasonable moving costs associated with his relocation to the market area of the Bank.

The Employment Agreement is subject to automatic one year extensions but may not be extended beyond October 21, 2010.

Under the Employment Agreement, Mr. Mangano is also entitled to receive the severance and other termination benefits described under the heading “Termination of Employment and Change in Control Arrangements” in this this proxy statement.

Mr. Mangano will be subject to a restrictive covenant upon termination.  Pursuant to the restrictive covenant, Mr. Mangano may not, for one year following the termination or discontinuation of his employment or during the remaining term of the Employment Agreement, serve as an officer, director or employee of any community bank, savings association or mortgage company with principal offices in Middlesex County, New Jersey, and which offers products and/or services from offices in Middlesex County, New Jersey that compete with those offered by the Bank.

Executive Life Insurance Program

The Company entered into a life insurance arrangement with several executives, including our named executive officers, in 2002.  Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then coverage and all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death.  In the event of a change of control (as defined in the agreements) prior to termination of employment, coverage will remain in effect until death.  Coverage will cease in the event of termination of employment for cause (as defined in the agreements).  The Company pays all premiums with respect to the policies.

The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount equal to three times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement, minus amounts payable by reason of any other group term insurance coverage provided by the Company.  The Company is entitled to all other amounts payable under the policies.  During 2007, Messrs. Mangano and Reardon were parties to these agreements.  At December 31, 2007, the death benefit under Mr. Mangano’s policy was $1,150,000 and the death benefit payable under Mr. Reardon’s policy was $377,500.

Perquisites and Other Personal Benefits

Our named executive officers receive certain personal benefits in connection with their employment with the Company.  In 2007, to facilitate the business-related travel of our chief executive officer, the Company provided Mr. Mangano with a late-model automobile and paid for its operation and maintenance, which was valued at the cost to us.  Mr. Reardon receives an automobile reimbursement allowance.  Mr. Mangano also was reimbursed for a golf club membership and a social membership at a country club located near the Company’s main office.  Mr. Mangano uses these facilities for business meetings.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F. Mangano	1,415	944	$17.58	12/15/15
	898	1,349	$16.91	12/21/16
	424	1,696	$14.53	12/20/17
					620 (2.A)	$11,644
					930 (2.B)	$17,465
					1,180 (2.C)	$17,806
					1,770 (2.D)	$26,709
					1,685 (2.E)	$25,427
					2,528 (2.F)	$38,148
					2,120 (2.G)	$31,991
					3,180 (2.H)	$47,986
Joseph M. Reardon	1,499	0	$3.50	12/06/10
	1,428	0	$7.57	12/20/11
	1,362	0	$7.26	07/18/12
	2,729	0	$10.16	12/19/12
	2,599	0	$11.30	12/19/13
	1,981	496	$14.69	12/16/14
	1,415	944	$17.58	12/15/15
	898	1,349	$16.91	12/21/16
	212	848	$15.09	08/08/17
	318	1,272	$14.53	12/20/17
					471 (2.I)	$7,107
					1,180 (2.J)	$17,806
					1,685 (2.K)	$25,427
					2,650 (2.L)	$39,989
___________________
(1)
All option awards reflected in these columns either vested or will vest in 20% annual increments, with the first 20% vesting on the date of grant and the remaining options vesting in equal annual installments on the anniversary date of grant over the next four years of the ten year option term.

(2)
All stock awards reflected in these columns represent restricted stock grants, which either vested or will vest in 25% annual increments, with the first 25% vesting one year from the date of grant and the remaining restricted stock vesting in equal annual installments on the anniversary date of grant over the next three years.

The following table provides the grant date for each restricted stock award reflected above.

Footnote Reference	Grant Date
2.A	05/22/03
2.B	12/18/03
2.C	07/17/04
2.D	12/16/04
2.E	06/16/05
2.F	12/15/05
2.G	07/13/06
2.H	12/21/06
2.I	07/17/03
2.J	07/17/04
2.K	06/16/05
2.L	07/13/06

Stock Option Plans

2006 Directors Stock Plan

The 1st Constitution Bancorp 2006 Directors Stock Plan (the “2006 Directors Plan”) was adopted by the Board of Directors of the Company on March 23, 2006 and was approved by the shareholders on May 18, 2006.  The 2006 Directors Plan is administered by the Compensation Committee of the Board, which determines the terms of each grant under the plan.

Under the 2006 Directors Plan, the Company may grant participants stock options or shares of restricted stock relating to an aggregate maximum of 56,180 shares of the Company’s common stock.  Awards may be granted under the 2006 Directors Plan only to non-employee directors of the Company or directors of any of the Company’s subsidiaries or affiliates.

The exercise price of options granted under the 2006 Directors Plan must equal at least the fair market value of the Company common stock at the time of grant. The number of shares of Company common stock covered by the 2006 Directors Plan, and the amount and grant price for each award, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Except as otherwise determined by the Board, upon termination of service as a director during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited and reacquired by the Company, except that the Board may, in its sole determination, waive the restrictions or forfeiture conditions relating to restricted stock.

As of the date of this proxy statement, there were no options for shares and 3,392 grants of restricted shares (as adjusted for all stock dividends) outstanding under the 2006 Directors Plan.

2005 Equity Incentive Plan

The 1st Constitution Bancorp 2005 Equity Incentive Plan (the “2005 Plan”) was adopted by the Board of Directors of the Company on February 17, 2005 and was approved by the shareholders on May 19, 2005.

The 2005 Plan is administered by the Compensation Committee of the Board, which determines the terms of each grant under the plan.  Under the 2005 Plan, the Company may grant participants stock options, restricted stock, or other awards determined by the Compensation Committee relating to an aggregate maximum of 353,934 shares of the Company’s common stock, subject to future adjustment. Participants are limited in any year to awards under the Plan relating to no more than 21,200 shares per type of award (that is, options, restricted stock, and other awards), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to future adjustment.

Awards may be granted under the 2005 Plan to employees of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an award until such person has commenced employment with the Company or a subsidiary or affiliate. Non-employee directors are not eligible to participate in the 2005 Plan.

The exercise price of options granted under the 2005 Plan must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years after the date of the grant. The number of shares of Company common stock covered by the 2005 Plan, and the amount and grant price for each award, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

As of the date of this proxy statement, there were 34,344 options for shares and 37,259 grants of restricted shares (as adjusted for all stock dividends) outstanding under the 2005 Plan.

Key Employee Plan and 1996 Stock Option Plan

The Bank’s 1990 Employee Stock Option Plan for Key Employees, as amended (the “Key Employee Plan”), was adopted by the Board of Directors of the Bank and approved by the shareholders of the Bank in March 1990. The Bank’s 1996 Employee Stock Option Plan (the “1996 Stock Option Plan”) was adopted by the Board of Directors of the Bank and approved by the shareholders of the Bank in March 1997. In 1999, as part of the formation of the Company as a holding company for the Bank, the Key Employee Plan and the 1996 Stock Option Plan were each amended so that no further grants may be made thereunder, and each option to purchase one share of Bank common stock was converted into an option to purchase one share of Company common stock, and such plans were thereafter administered by a committee of the Board of Directors of the Company rather than a committee of the Board of Directors of the Bank.

As of the date of this proxy statement, no options for shares were outstanding under the Key Employee Plan, and no options were outstanding under the 1996 Stock Option Plan.

2000 Employee Stock Option and Restricted Stock Plan

The 2000 Employee Stock Option and Restricted Stock Plan (the “2000 Plan”) was adopted by the Board of Directors of the Company and approved by the shareholders of the Company in April 2000. Under the 2000 Plan, the Company may issue stock options for up to 568,200 shares of its common stock to eligible employees, independent contractors, agents and consultants of the Company and its subsidiaries, but excluding non-employee directors of the Company, to aid in attracting and retaining employees, independent contractors, agents and consultants, and to closely align their interests with those of shareholders. The Company may also issue shares of Company restricted common stock under the 2000 Plan as a bonus to any employee for such consideration as determined by the committee in accordance with applicable laws.

The 2000 Plan is administered by the Compensation Committee of the Board, which determines the terms of each grant under the 2000 Plan. Under the 2000 Plan, the option price must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years after the date of the grant. The number of shares of Company common stock covered by the 2000 Plan, and the amount and option price for each outstanding option, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

As of the date of this proxy statement, options for 56,532 shares (as adjusted for all stock dividends) were outstanding under the 2000 Plan and 61,826 shares of restricted stock, subject to vesting based on continued service, have been granted under the 2000 Plan.   No grants were made under the 2000 Plan during 2007.

Directors Plan

The Board of Directors of the Company adopted a Directors Stock Option and Restricted Stock Plan for non-employee directors (the “Directors Plan”). The Directors Plan provides for options to purchase a total of not more than 140,708 shares of Company common stock by non-employee directors of the Company and its subsidiaries, including the Bank. As of the date of this proxy statement, options for 65,962 shares (as adjusted for all stock dividends) were outstanding under the Directors Plan.

The Directors Plan is administered by the Compensation Committee of the Board, which determines the terms of each grant under such Directors Plan. Under the Directors Plan, the option price must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years from the date of the grant. The number of shares of Company common stock covered by the Directors Plan, and the amount and option price for each outstanding option shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Upon the approval by the shareholders of the Company’s 2006 Directors Stock Plan at the 2006 annual meeting of shareholders, the Directors Plan was discontinued and, as of such time, no further awards may be made under the Directors Plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Supplemental Executive Retirement Plans

The Company maintains two Supplemental Executive Retirement Plans.  The 1st Constitution Bancorp Supplemental Executive Retirement Plan was established on October 1, 2002 (“Old SERP”), and the 1st Constitution Bancorp 2005 Supplemental Executive Retirement Plan was established as of January 1, 2005 (the “New SERP” and, collectively with the Old SERP, the “SERPS”).  The SERPS provide nonqualified pension benefits to certain executives who have been appointed by the Compensation Committee.

Under the SERPS, a participant vests in his benefits at a rate of 10% for each full year of service with the Company.  Upon completing 10 years of service, a participant is 100% vested in his benefits under the SERPS.  Notwithstanding the foregoing, a participant will become 100% vested in his benefits upon his normal retirement date, death or disability while he is employed with the Company, or upon a change in control.  If a participant is terminated for cause, all of his benefits under the SERPS will be forfeited.  The Board, in its sole discretion, has the ability to accelerate the vesting of the pension benefit payable to any participant of the New SERP.  In the case of Mr. Mangano, the Board has fully vested his benefit under the New SERP.

On December 21, 2006, our Board approved an amendment that had the effect of freezing the Old SERP effective as of December 31, 2004.  The Company concurrently adopted the New SERP, effective as of January 1, 2005, which is administered by our Compensation Committee.  All unvested benefit liabilities were transferred to the New SERP.  Executives employed by the Company and/or the Bank who are designated by the Compensation Committee as participants are eligible to participate in the New SERP.  At the time that the Old SERP was frozen, Mr. Mangano and Mr. Reardon were participants.  Mr. Mangano is fully vested in his benefit under the SERPS.  Mr. Reardon is not fully vested in his benefits under the SERPS.  In connection with the SERPS for 2007, the Company incurred expenses of $266,305 for Mr. Mangano and $30,009 for Mr. Reardon, which amounts are not reflected in the Summary Compensation Table above.  Future participants could be added to the New SERP by future action of the Compensation Committee.

The Company’s primary rationale for freezing the Old SERP and adopting the New SERP was to make our supplemental executive retirement plan fully compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Failure to comply with Section 409A would have resulted in adverse tax consequences for the plan’s participants.

The New SERP also increased the annual nonqualified pension benefit that certain current participants will be entitled to receive following termination of employment.  The New SERP benefit is generally equal to the participant’s final base compensation, multiplied by a multiplier percentage selected for such participant by the Committee.

A participant’s benefits under the SERPS as of his normal retirement date (65th birthday) is equal to the percentage multiplier established by the Committee for each participant times the participant’s final base compensation.  The percentage multiplier used to calculate benefits under the old SERP is 50% and 25% for Mr. Mangano and Mr. Reardon, respectively. The percentage multiplier used to calculate benefits under the New SERP is 55% and 30% for Mr. Mangano and Mr. Reardon, respectively. Final base compensation means a participant’s highest annual rate of base compensation in effect for the twelve month period prior to his termination from employment.  Bonuses, overtime pay, commissions, other extraordinary payments, reimbursements or other expense allowances, equity compensation, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits are excluded, and amounts contributed to the Company’s 401(k) plan and cafeteria plan are included in the determination of final base compensation.  Notwithstanding the foregoing, if a participant dies while employed by the Company before age 65 and before a change in control, final base compensation will be determined as of the date of death, as adjusted by 4% annual increases until age 65.

Mr. Reardon, who is age 55, has not reached his normal retirement date.  If a participant terminates employment with the Company before his normal retirement date (for reasons other than death, death disability or a change in control), his normal retirement benefits under the SERPS will be reduced by 5% for each full and partial year that his termination date precedes his normal retirement date.  Upon a change in control, the participant’s benefit under the SERPS will be reduced by 5% for each year (or a portion thereof) by which the payment commencement date precedes his 65th birthday.

Generally, a participant elects a form of payment at the time they become eligible to participate in the SERPS.  In the event that a participant commences payment of his benefit under the SERPS at or following age 65 (or following a change of control), the participant will be entitled to a lifetime annuity with a 15-year minimum guaranteed payout period, or a lump sum that is the actuarial equivalent thereof.  For payments commencing prior to age 65 (assuming no change of control), the participant will be entitled to a 15-year guarantee payout (but without a life annuity), or a lump sum that is the actuarial equivalent thereof.

If a participant terminates employment as a result of becoming disabled, he will be entitled to an unreduced benefit commencing on his normal retirement date.  The benefit under the SERPS will be paid as a lifetime annuity with a 15-year minimum guaranteed payout period.

If a participant dies before payment of his benefits under the SERPS commence and while employed with the Company or after separating from service with the Company as a result of disability, his beneficiary will receive a lump sum payment equal to the actuarial equivalent of the benefits payable at the participant’s normal retirement date.  If a participant dies after payment of his benefits under the SERPS have commenced, his beneficiary will receive a lump sum payment equal to the actuarial equivalent of the remaining benefits.

Lump sum payments are equal to the amount of the monthly annuity multiplied by a factor derived from the actuarial equivalent factors (mortality table and interest rate).  These factors are determined by the Committee and are based upon market conditions.  Currently, the mortality table being used is the RP-2000 Annuity Mortality Table and the interest rate is 6%.

Payments from the New SERP may be delayed upon a participant’s termination of employment, in accordance with Section 409A of the Code.

Change in Control Payments and Benefits

As discussed in more detail in the narrative following the Summary Compensation Table of this proxy statement, the Company has entered into an employment agreement with Mr. Mangano which contains change in control provisions, and we have a written change of control agreement with Mr. Reardon.  Under these agreements, these executives are entitled to certain payments and benefits upon the occurrence of certain triggering events that result in the executive’s termination.

Mr. Mangano’s employment agreement provides for a lump-sum payment and other benefits to Mr. Mangano if he is terminated within 12 months after a change in control for reasons other than for cause, death, disability or termination by Mr. Mangano for any reason.  Mr. Mangano’s employment agreement also provides for the payment of lump-sum or monthly payments and other benefits to Mr. Mangano if he is terminated other than for cause or quits for “good reason.”

Mr. Reardon’s change of control agreement provides for the continued payment of his base salary for a period of 18 months if he is terminated within 18 months after a change in control for reasons other than for cause, death, disability, retirement or termination by Mr. Reardon for good reason.   In addition, the vesting schedule of Mr. Reardon’s benefits under the New SERP, will accelerate to provide immediate and full vesting upon a change in control.   Mr. Mangano’s New SERP benefit is currently fully vested.

Also, under the terms of the 2005 Plan, occurrence of a change in control (as defined in the 2005 Plan) results in immediate acceleration of vesting and exercisability of unvested stock options, and accelerated vesting of restricted stock awards, even if termination of employment has not occurred. This “single trigger” acceleration assures the named executive officers that we cannot claim that the option or restricted stock award expired on termination of employment.

Our named executive officers are not generally entitled to receive any incremental payments or benefits if the officer voluntarily initiates the termination of employment with the Company.

We have these agreements with our named executive officers because we want to retain their services in case a change in control becomes a possibility. Often when this happens, executives become distracted by personal concerns about how they will be affected by the change. Our agreements provide financial security in the face of a possible major event requiring our named executive officers’ concentrated efforts.

With this in mind, we have structured the occurrence of a change in control in Mr. Mangano’s employment agreement, Mr. Reardon’s change of control agreement and Mr. Reardon’s New SERP using a very broad definition of that term. The events defined in the agreement as changes of control are as follows:

•
Outsider stock accumulation. Under Mr. Mangano’s employment agreement, a change in control is generally deemed to occur if a person or business entity acquires 35% or more of our common stock.  Under Mr. Reardon’s New SERP, a change in control is generally deemed to occur if a person or business entity acquires 50% or more of our common stock.

•
Outsider tender/exchange offer. Under Mr. Mangano’s employment agreement, a change in control is generally deemed to occur upon the first purchase of our common stock made under a tender offer or exchange offer by a person or entity that is not our “affiliate.”  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

•
Business combination transaction. Under Mr. Mangano’s employment agreement, a change in control is generally deemed to occur if we complete a merger or consolidation with another company, other than a merger or consolidation where the Company is the surviving entity, and the merger or consolidation does not result in the reclassification of shares or the alteration of the composition of the Board, other than the addition of three additional directors.  Under Mr. Reardon’s change of control agreement, a change in control is generally deemed to occur if we complete a merger or consolidation, or a binding share exchange involving the Company’s securities, other than any transaction where the Company’s securities would represent at least 66 2/3% of the voting securities of the surviving entity.  Under Mr. Reardon’s New SERP, a change in control is generally deemed to occur if we complete a merger or consolidation, or a binding share exchange involving the Company’s securities, other than any transaction where the Company’s securities would represent at least 50% of the voting securities of the surviving entity.

•	Asset sale. A change in control is generally deemed to occur if we sell or otherwise dispose of all or substantially all of our assets, or those of our banking subsidiary.

•	Dissolution/Liquidation. A change in control is generally deemed to occur if we adopt a plan of dissolution or liquidation.

•
Board turnover. A change in control is generally deemed to occur if we experience a substantial and rapid turnover in the membership of our Board of Directors. This means that changes in Board membership occurring within any period of 2 consecutive years result in, under Mr. Mangano’s employment agreement, two-thirds (2/3) of our Board members not being “continuing directors,” and under Mr. Reardon’s change of control agreement and his New SERP, a majority of our Board members not being continuing directors.  A “continuing director” is a Board member who was serving as such at the beginning of the 2-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

•
Controlling influence.  A change in control is generally deemed to occur if under Mr. Mangano’s employment agreement, any person or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act exercises a controlling influence over the management or policies of the Company.  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

•
Control of election.  A change in control is generally deemed to occur if under Mr. Mangano’s employment agreement, any person acquires either directly or indirectly control over the election of a majority of the Company’s directors.  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

“Cause” for our termination of a named executive officer’s employment means his or her failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence.  For Mr. Mangano, “good reason” means any of the following actions by us:

•	We require Mr. Mangano to move his personal residence out of the Bank’s geographic area;

•	We assign Mr. Mangano duties and responsibilities substantially inconsistent with those normally associated with his position;

•	We materially reduce Mr. Mangano’s responsibilities or authority;

•	We materially reduce Mr. Mangano’s base salary or benefits; or

•	We materially breach Mr. Mangano’s employment agreement with the Company and that breach is not cured within 30 days after he notifies the Company of the breach.

For Mr. Reardon, “good reason” means any of the following actions by us:

•	We significantly reduce Mr. Reardon’s authority or responsibility;

•	We assign Mr. Reardon duties that are materially different or require a significant increase in travel;

•	We reduce Mr. Reardon’s base salary or fail to grant reasonable increases in base salary;

•	We relocate the Company’s principal offices to a location outside the State of New Jersey; or

•	A successor to the Company fails to assume the agreement.

The benefit to which Mr. Mangano becomes entitled if he is terminated without cause, or quits for any reason, within 12 months after a change in control, is a lump sum amount equal to three times the aggregate of his then base salary plus a projected annual cash bonus, to be paid within 10 days after termination.

The benefit to which Mr. Mangano becomes entitled if he is terminated without cause, or quits for good reason, other than in the 12-month period following a change in control, is double the aggregate of his base salary plus any appropriate cash bonus on an annual basis at the rate then in effect.  This amount is payable in equal consecutive monthly payments, or in one lump sum within 10 days after the termination, at the discretion of the Company.  In the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Mr. Mangano as a result of such excise tax, Mr. Mangano will be entitled to receive a gross-up to offset any such amounts.  This is an additional payment by us to the named executive officer to offset the excise tax the named executive officer has to pay, as well as any tax on the “gross-up” payment itself.

The benefit to which Mr. Reardon becomes entitled if he is terminated without cause, or quits for good reason, within 18 months after a change in control, is 18 monthly payments equal to one-twelfth of his highest base salary that he received in the 12 months prior to such termination.  If payments under Mr. Reardon’s change of control agreement would not be deductible in whole or in part under Section 280G or 162(m) of the Code, or any combination thereof, such payments will be reduced until the payments are either fully deductible or are reduced to zero.

Mr. Reardon’s benefits under the New SERP will immediately and fully vest, to the extent they have not already vested, upon a change in control.  Under the terms of the New SERP, Mr. Reardon earns the right to an annual nonqualified pension benefit to be paid following termination of employment, subject to a vesting schedule. Mr. Reardon’s New SERP benefit is generally equal to his final base compensation, multiplied by a multiplier of 30%. Final base compensation is generally equal to Mr. Reardon’s highest annual rate of base compensation in effect during the twelve month period prior to termination of employment. In the event that Mr. Reardon, who is currently age 55, terminates employment prior to age 65 (for reasons other than disability, death or change in control, then the New SERP benefit is reduced by 5% for each full or partial year by which the Mr. Reardon’s termination date precedes his attainment of age 65.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary, the Bank, has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, the Bank had total loans and loan commitments outstanding to directors and executive officers and their affiliates of $748,784, or approximately 1.8% of total shareholder’s equity at that date.  As of December 31, 2007, no director or executive officer of the Company was in default under any loan transaction with the Company or the Bank.

The Board has determined that other than the transactions described in the preceding paragraph, no transactions occurred since the beginning of 2006 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”) that would require disclosure as a “related person transaction”.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in the Company’s 2009 proxy materials must be received by the Corporate Secretary of the Company no later than December 26, 2008.

If the Company changes the date of its 2009 annual meeting of shareholders to a date more than 30 days from the anniversary of the date of its Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its Annual Meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. Accordingly, any shareholder who wishes to have a nomination considered at the 2009 annual meeting of shareholders must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary by February 22, 2009.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before the meeting, the persons named on the white proxy card will have the discretion to vote on those matters using their best judgment.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2007 accompanies this proxy statement.  The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, 1st Constitution Bancorp, 2650 Route 130 North, Cranbury, New Jersey 08512.

1ST CONSTITUTION BANCORP

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 22, 2008

The undersigned hereby appoints David C. Reed and Joseph M. Reardon and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the 2008 Annual Meeting of Shareholders of 1st Constitution Bancorp (the “Company”), to be held at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey, on May 22, 2008, at 3:00 p.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	To vote for the following nominee for election as director of the Company: Robert F. Mangano	For ☐	Withhold ☐

2.	Ratify selection of Beard Miller Company LLP as independent registered public accounting firm of the Company.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, on the conduct of other business if properly raised.

If this proxy is properly signed and is not revoked, the proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominee listed in Item 1 and “FOR” the proposal set forth in Item 2, and in their discretion on the conduct of other business if properly raised.

This proxy is solicited by the Board of Directors of the Company.

Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.

Date: , 2008

(Signatures)